Exhibit 99.1

TUESDAY MORNING CORPORATION APPOINTS JOHN C. ROSSLER

CHIEF OPERATING OFFICER

— Experienced Retailer Brings Closeout Retail and Operating Expertise —

DALLAS, January 22, 2013 — Tuesday Morning Corporation (Nasdaq:TUES), a leading closeout retailer with more than 830 stores across the United States specializing in selling deeply discounted, upscale home furnishings, housewares, gifts and related items, today announced the appointment of John C. Rossler as Executive Vice President, Chief Operating Officer, effective immediately.  Mr. Rossler has been serving as an Executive Advisor to Tuesday Morning since October, 2012, and his focus has been primarily on operational efficiencies, including overall cost control, supply chain and real estate.  His distinguished career in retail includes serving as President and CEO of DSW Inc. and Retail Ventures, Inc.

“John Rossler is precisely the operational expert we need to help execute Tuesday Morning’s revitalization,” said Brady Churches, President and Chief Executive Officer of Tuesday Morning.  “From store operations to supply chain to improved real estate strategies, the Company will benefit from John’s relentless attention to detail and proven retail track record.”

Prior to joining Tuesday Morning as an Executive Advisor in October, 2012, Mr. Rossler served as a principal in Pivotal Strategies, LLC, providing consulting services to small and mid-size businesses from 2004 to 2012.  From 2002 to 2004, he served as President and CEO of Retail Ventures, Inc., a holding company of retail businesses, which at the time included DSW Inc., Filene’s Basement, Inc. and Value City Department Stores.  From 1982 to 2002, John held various executive positions with Shonac Corporation and DSW Inc., including President and CEO, CFO and COO.

Prior to his retail career, Mr. Rossler was a partner in Grant Thornton LLP, an international audit, tax and advisory services firm.

ABOUT TUESDAY MORNING

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates more than 830 stores in 43 states. Tuesday Morning is nationally known for bringing its more than nine million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise . . . never seconds or irregulars . . . at prices well below those of department and specialty stores and catalogues.

Contact
Jennifer Habicht
Perry Street Communications
jhabicht@perryst.com
214-965-9955

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